INVESTMENT SUB-ADVISORY AGREEMENT
                        ---------------------------------

      This AGREEMENT is effective this 19th day of December 2011, by and between CURIAN CAPITAL, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), MELLON CAPITAL MANAGEMENT CORPORATION, a corporation organized under the laws of Delaware and registered investment adviser ("Sub-Adviser") and CURIAN VARIABLE SERIES TRUST, a Massachusetts business trust ("Trust").

      WHEREAS, Adviser is the investment manager for the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

      WHEREAS, the Adviser represents that it has entered into an Investment Advisory and Management Agreement ("Management Agreement") dated as of December 19, 2011, with the Trust; and

      WHEREAS, Adviser desires to retain Sub-Adviser as Adviser's agent to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A hereto (the "Funds" or each a "Fund").

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT. Subject to the approval of the Board of Trustees of the Trust (the "Board of Trustees"), Adviser represents and warrants that it has full legal power and authority to enter into this Agreement and to delegate investment advisory services, and hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement, and the appointment of Sub-Adviser hereunder is permitted by Trust's and Adviser's governing documents and has been duly authorized by all necessary corporate or other action. Adviser represents that this Agreement has been duly authorized and will be binding upon Adviser.

      Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      In the event the Adviser designates one or more funds other than the Funds with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement, all subject to the approval of the Board of Trustees.

2. DELIVERY OF DOCUMENTS. Adviser has furnished, or will furnish, to Sub-Adviser copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser's services:

      a) the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on September 5, 2011 and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

      b) the Trust's By-Laws and amendments thereto (together with the Declaration of Trust, the "Trust Documents");

      c) resolutions of the Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

      d) the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC");

      e) the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") and under the 1940 Act as filed with the SEC currently in effect ("Registration Statement") and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

      f) the Trust's most recent prospectus and Statement of Additional Information for the Funds (collectively called the "Prospectus").

      During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser with copies of all amendments of, or supplements to, the foregoing if the Adviser determines in good faith that such amendments or supplements relate to a Fund. Adviser will provide the Sub-Adviser with the opportunity to comment on any amendment or supplement prior to its effectiveness if, in the good faith discretion of the Adviser, the Adviser reasonably believes such amendment or supplement directly relates to the Sub-Adviser or its management of a Fund. In addition, the Adviser will provide the Sub-Adviser with copies, at its principal office, of all proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of each Fund prior to the use thereof, and the Sub-Adviser will review and comment on such materials within five (5) business days of receiving such materials and the Adviser shall not use any such materials until the Sub-Adviser's comments have been addressed to its reasonable satisfaction. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser. The materials referenced in this paragraph will be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

3. MANAGEMENT. Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, and other property (including, without limitation, exchange traded funds, financial futures, options of any type, commodities and commodity related notes and derivatives, swaps and forwards and other derivative instruments), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund's investment restrictions, objectives and policies set forth in the applicable Prospectus. delivered by the Adviser to the Sub-Adviser and in accordance with investment model implementation process described in Schedule D-1 or D-2 (and any additional Schedule Ds that may be added by mutual agreement of the parties), as applicable.

      Sub-Adviser is authorized on behalf of the Funds to: (a) enter into, terminate or settle agreements and transactions and execute any documents (e.g., any derivatives documentation for exchange traded and over-the-counter derivatives, as applicable) in connection with its services provided hereunder which shall include any market and/or industry standard documentation and the standard representations contained therein;, including, without limitation, the pre-printed form 1992 and/or 2002 ISDA Master Agreement (the "ISDA Form") and the related Schedules, Credit Support Annexes and Confirmations (collectively, the "ISDA Master Agreement") and (b) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Adviser is authorized to act as agent for each Fund to negotiate, execute and deliver futures give-up agreements with brokers or dealers. In performing these services, Sub-Adviser shall be entitled to rely upon the Fund's quarterly certification which Adviser will provide to the Sub-Adviser, at the time of the execution of this Agreement and promptly after each calendar quarter, a form of which is attached hereto as Schedule E.

      The Sub-Adviser further shall have the authority to instruct the custodian to: (a) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures (including give-up agreements), options, swaps, forwards or other derivatives contracts, and other property purchased or sold in the Funds; and (b) deposit margin or collateral which shall include the transfer of money, securities, or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

      In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the provisions of the investment guidelines and restrictions contained in the applicable Prospectus. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of the investment program, as reasonably requested by the Board of Trustees or the Adviser. Sub-Adviser, solely with respect to the assets of the Funds that are under its management pursuant to this Agreement, is responsible to ensure that the Funds will comply with the provisions of Section 851(b)(3) and (c) and Section 817(h) of the Internal Revenue Code of 1986, as amended ("IRC"), and accompanying, Treas. Reg. Section 1.817-5..

      Adviser will not act in a manner that would result in Sub-Adviser failing to maintain the required diversification and if the failure to diversify is inadvertent, Adviser shall in good faith and in conjunction with Sub-Adviser follow the procedures specified in Treas. Reg. Section 1.817-5(a)(2) and Revenue Procedure 2008-41 (or its successor) to request relief from the Commissioner of Internal Revenue Service. In such an event, Adviser and Sub-Adviser shall work together in the preparation of any request for relief or closing agreement and, to the extent that Adviser is seeking indemnification under Section 11 hereof, no filings or agreements shall be made with the Commissioner of Internal Revenue Service without the prior written approval of Sub-Adviser. Notwithstanding the cooperation of Adviser, Sub- Adviser shall be responsible for the correction of any failure attributable to its actions as a result of its negligence, or reckless disregard in connection with performing its responsibilities hereunder, including any penalties, taxes, and interest and for any other obligations to contract-owners and insurance company investors in the Funds.

      The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Trust whose names, titles and specimen signatures appear in Schedule C attached hereto and who each have the authority to bind the Trust and each Fund. The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

      The Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser's reasonable opinion, constitute a violation of any federal or state laws, rules or regulations.

      The Sub-Adviser further agrees that it:

      a) will use the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;

      b) will comply with all applicable rules and regulations of the SEC applicable to it in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

      c) will report regularly to Adviser and to the Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser, or as reasonably requested by the Board of Trustees, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, or at such times as reasonably requested by the Board of Trustees, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser or the Board of Trustees;

      d) will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and
            (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

      e) as a service provider to the Funds, will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor services provided by the Sub-Adviser to the Funds under Rule 38a-1 under the 1940 Act;

      f) will prepare and maintain such books and records with respect to each Fund's securities transactions in accordance with Section 7 herein, and will furnish Adviser and the Board of Trustees such periodic and special reports as the Adviser may reasonably request;

      g) will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Funds subject to Sub-Adviser's supervision;

      h) will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder;

      i) will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information to its affiliates and solely as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser;

      j) will have the sole authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the right to vote proxies in accordance with the proxy voting guidelines of The Bank of New York Mellon Corporation, a copy of which has been provided to the Adviser in advance of the date hereof, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser's fiduciary duties hereunder; provided, however, that the Sub-Adviser will have no obligation to advise, initiate or take any other action on behalf of the Trust or any Fund in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising a Fund or any other matter and Sub-Adviser will not file proofs of claims relating to the securities comprising the Trust or any other matter and will not notify the Adviser or the Fund or the custodian of the Trust of any such class action settlements or bankruptcies;

      k) may not consult with any other sub-adviser of the Trust, if any, or the sub-adviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the
            Trust's transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except that such consultations are permitted between the current and successor sub-advisers of the Funds in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act;

      l) will provide reasonable assistance to the Adviser or the Trust's custodian, as the case may be, in determining the value of any portfolio security; provided, however, that the Sub-Adviser shall not be responsible to make any valuation determination. In addition, the Sub-Adviser shall provide the Trust's custodian on each business day with information relating to all transactions concerning each Fund's assets under Sub-Adviser's supervision, and shall provide Adviser with such information upon the reasonable request of the Adviser;

      m) immediately notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust for the purpose of inclusion in the Registration Statement or Prospectus materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; and

      n) immediately notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for a Fund. For the purposes of this paragraph, a "material adverse change" shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals managing any Fund to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

4. CUSTODY OF ASSETS. Title to all investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Trust's custodian bank, or its nominee. All cash and the indicia of ownership of all other investments shall be held by the Trust's custodian bank. Sub-Adviser shall not act as custodian of the assets held in the Funds and shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds. In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian. The Sub-Adviser shall not be liable for any act or omission of such custodian, except by reason of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with any actions that Sub-Adviser has taken or should have taken with respect to the custodian.

5.    BROKERAGE.  The  Sub-Adviser is responsible  for decisions to buy and sell securities and other investments for each Fund, broker-dealer and counterparty selection, and negotiation of brokerage commission rates. Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage and counterparty arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Funds. Adviser shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement. Sub-Adviser will provide copies of all such agreements to the Adviser upon the Adviser's reasonable request. It is the Sub-Adviser's general policy in selecting a broker to effect a particular transaction to seek to obtain "best execution," which means prompt and efficient execution of the transaction taking into account all relevant factors and considerations of the specific transaction, with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker. Consistent with this policy, and when selecting a broker the Sub-Adviser will take relevant factors into consideration under the circumstances, including (as applicable), but not limited to: the price; the reliability, integrity and financial condition of the broker-dealer or counterparty; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer or counterparty to the investment performance of the applicable Fund on a continuing basis. Subject to such policies and procedures as the Board of Trustees may determine, the Sub-Adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and as interpreted by the SEC, and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser's overall responsibilities with respect to such Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). Allocation of orders placed by the Sub-Adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. The Sub-Adviser will submit reports on such allocations to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore. The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care except by reason of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with selecting such brokerage firms or firms or counterparties.

6. EXPENSES. The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. Each Fund or the Adviser will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; and fees for any pricing services. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Management Agreement are borne by the applicable Fund or the Trust.

7. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request, copies of which may be retained by the Sub-Adviser. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act related to each Fund's portfolio transactions. The Adviser shall maintain all books and records not related to the Fund's portfolio transactions.

8. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto.

9. SERVICES TO OTHERS. Adviser understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts. Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner reasonably believed by Sub-Adviser to be fair and equitable to each. Sub-Adviser may group orders for a Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account. Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by a Fund. Adviser recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: a) shareholder services or support functions, such as responding to shareholders' questions about a Fund or its investments or strategies; b) providing employees of the Sub-Adviser to serve as officers of a Fund; or
      c) providing employees of the Sub-Adviser to serve as the Fund's Chief Compliance Officer and associated staff.

10.   LIMITATION OF LIABILITY.

      a) Sub-Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to the Adviser or the Funds or their directors, officers, employees, agents or affiliates for any act, omission, error of judgment or mistake of law or for any loss suffered by the Funds, any shareholder of the Funds or the Adviser either in connection with (i) the performance of Sub-Adviser's duties under this Agreement or (ii) its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser's willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement;

      b) The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Funds or that a Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to a Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser;

      c) Sub-Adviser, its officers, directors, employees, agents or affiliates will not be liable to the Adviser, the Funds, the Trust or their directors, officers, employees, agents, affiliates or shareholders for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Funds made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board; all except by reason of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with performing its responsibilities hereunder;

      d) In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any losses to which such persons may become subject, insofar as such losses arise out of or are based upon the Investment Models or the results of the Investment Models, the Adviser's willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, including without limitation the operation of a Fund, the contents of the Funds' Prospectus, or the wrongful conduct of persons with respect to the sale of interests in a Fund, provided that the loss, claim, settlement, damage, charge, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, directors, officers and/or employees constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct; and

      e) Without limiting the generality of the foregoing, neither the Adviser nor the Sub-Adviser will be liable for any indirect, special, incidental or consequential damages.

11. INDEMNIFICATION. Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party's affiliates, employees, directors and officers), and Sub-Adviser further agrees to indemnify the Funds, against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

12. DURATION AND TERMINATION. This Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the date of its execution. Thereafter, if not terminated as to a Fund, this Agreement will continue in effect as to a Fund for successive periods of 12 months, PROVIDED that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days' written notice by the Trust or Adviser, or on sixty days' written notice by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" have the same meaning of such terms as in the 1940 Act.) Sections 10 and 11 herein shall survive the termination of this Agreement.

13. REPRESENTATIONS AND AGREEMENTS OF THE ADVISER. Adviser acknowledges, represents and warrants that:

      a) The Trust and each Fund intends to be a "qualified eligible person" ("QEP") as defined in Commodity Futures Trading Commission Rule 4.7 ("CFTC Rule 4.7") and the Adviser will promptly notify the Sub-Adviser once the Trust and each Fund meets the QEP definition. The Adviser will promptly notify the Sub-Adviser if the Trust or any Fund ceases to be a QEP. Each Fund is an "accredited investor" as defined in Rule 501(a) under the 1933 Act;

      b)    Each  Fund is an  "eligible  contract  participant"  as  defined  in
            Section 1a of the Commodity Exchange Act;

      c) It is excluded from the definition of a commodity pool operator under CFTC Rule 4.5, and in connection with such exemption has complied with any applicable provisions of such exemption, including filing a notice of eligibility and will provide the Sub-Adviser with a copy of such notice of eligibility before the execution of this Agreement;

      d) The Adviser hereby acknowledges that not less than forty-eight (48) hours before the date it has executed this Agreement, it received from the Sub-Adviser a copy of the Sub-Adviser's most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission and
            Part II as required by Rule 204-(3) of the Advisers Act;

      e) The Trust, intends to be a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser once the Trust and each Fund meets the QIB definition and if the Trust or a Fund ceases to be a QIB;

      f) The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent (i) the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser's authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus or (ii) the settlement by the custodian of transactions entered into on behalf of a Fund by the Sub-Adviser pursuant to this Agreement; and

      g) The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds' books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in Section 3 hereof in accordance with Section 851(b)(3) and C of the IRC, and the Advisers Act ("Applicable Law")) and in accordance with the applicable Funds' Prospectus (collectively the "Charter Requirements"), the Sub-Adviser shall perform such services based upon its books and records with respect to the Funds, which comprise a portion of the Trust's books and records, and upon written instructions received from the Funds, the Adviser or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Funds, the Adviser or the Trust's administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust's affiliates, the Sub-Adviser shall be notified and given a reasonable period of time after receipt of such instruction to implement this trading restriction). In addition, upon the request of the Sub-Adviser, the Adviser will provide guidance relating to the treatment of permissible investments in connection with monitoring such investments under applicable laws.

14. OBLIGATIONS OF ADVISER. The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser's investment advisory services as specified under this Agreement:

      a) A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

      b) A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification);

      c)    A copy of the current compliance procedures for each Fund; and

      d)    A list of legal and compliance contacts.

      The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

15. CONFIDENTIAL TREATMENT. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties (other than affiliates), except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders or requests of regulators. It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust. Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust's portfolio information policy as adopted by the Board of Trustees.

16. ENTIRE AGREEMENT; AMENDMENT OF THIS AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the Funds. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

      a)    TO ADVISER:
            Curian Capital LLC
            7601 Technology Way
            Denver, CO  80237
            Attention:  Michael Bell
            E-mail: michael.bell@curian.com
                    -----------------------

      b)    TO SUB-ADVISER:
            Mellon Capital Management Corporation
            50 Fremont Street, Suite 3900
            San Francisco, CA 94105
            Attention: Client Service Manager
            E-mail:  mcm_csa@mcm.com

      c)    TO THE TRUST:
            Curian Variable Series Trust
            7601 Technology Way
            Denver, CO  80237
            Attention:  Michael Bell
            E-mail: michael.bell@curian.com
                    -----------------------

18. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

      Sub-Adviser represents, and the Trust and the Adviser acknowledge and agree, that Sub-Adviser is the sole owner of the names "Mellon Capital" and "Mellon Capital Management" and certain logos associated with such names (the "MCM Marks"). The Trust and Adviser agree that the MCM Marks are the valuable property of the Sub-Adviser and Sub-Adviser's affiliates. The Trust and Adviser shall have the right to use the MCM Marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. Sub-Adviser agrees that the Trust and the Adviser have the right to use "Mellon Capital" and "Mellon Capital Management" in the names of the Funds as set forth in Schedule A to this Agreement.

      The Sub-Adviser acknowledges and agrees that the names "Curian Variable Series Trust" and Curian Capital, LLC, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, has the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names "Curian Variable Series Trust", Curian Capital, LLC, and associated abbreviations and logos, only in connection with the Sub-Adviser's performance of its duties hereunder and to the extent such references are required for regulatory reporting purposes. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to "Curian Variable Series Trust" and the Adviser, or the Funds or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from (i) including the names of the Adviser, the Funds or the "Curian Variable Series Trust" on its representative client list included in its marketing materials or (ii) referring to the performance of the Funds in the Sub-Adviser's marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Funds, as those terms are used in the rules, regulations and guidelines of the SEC and FINRA.

      The name "Curian Variable Series Trust" and "Trustees of Curian Variable Series Trust" refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the "Curian Variable Series Trust" entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, Shareholders or representatives or agents of Trust personally, but bind only the assets of Trust, and persons dealing with the Funds must look solely to the assets of Trust belonging to such Fund for the enforcement of any claims against the Trust.

19. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADVISER. The Sub-Adviser hereby represents that this Agreement does not violate any existing agreements between the Sub-Adviser and any other party, it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and the performance of the Sub-Adviser's obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject.

      The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940, as amended and has provided to the Adviser a copy of its most recent Form ADV, Part 1 as filed with the Securities and Exchange Commission, as well as a copy of its current Part II of Form ADV.

      The Sub-Adviser further represents that it has reviewed the initial, pre-and/or post effective amendment(s) to the Registration Statement for the Funds filed with the Securities and Exchange Commission and delivered to the Sub-Adviser by the Adviser that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact necessary to make the statements contained therein not misleading.

20. APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

21. COUNTERPART SIGNATURES. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

IN WITNESS WHEREOF, the Adviser, the Sub-Adviser and Trust have caused this Agreement to be executed as of this 19th day of December, 2011.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION ("COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE
COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

CURIAN CAPITAL, LLC                             MELLON CAPITAL MANAGEMENT
                                                CORPORATION

By:    /s/ Michael A. Bell                      By:     /s/ Janet Lee
    ------------------------------------------      ----------------------------
Name: Michael A. Bell                           Name: Janet Lee
      ----------------------------------------        --------------------------
Title: President and Chief Executive Officer    Title: Director
       ---------------------------------------         -------------------------

CURIAN VARIABLE SERIES TRUST

By:      /s/ Kelly L. Crosser
    ------------------------------------------
Name: Kelly L. Crosser
      ----------------------------------------
Title: Assistant Secretary
       ---------------------------------------

                                LIST OF SCHEDULES
                                -----------------

Schedule A   Funds
Schedule B   Compensation
Schedule C   Designated Representatives
Schedule D   Investment Model Implementation Process
Schedule E   Adviser Quarterly Certification

                                   SCHEDULE A
                             DATED DECEMBER 19, 2011
                                     (Funds)

--------------------------------------------------------------------------------
                        Curian Tactical Advantage 35 Fund
--------------------------------------------------------------------------------
                        Curian Tactical Advantage 60 Fund
--------------------------------------------------------------------------------
                        Curian Tactical Advantage 75 Fund
--------------------------------------------------------------------------------
                Curian Dynamic Risk Advantage - Diversified Fund
--------------------------------------------------------------------------------
                 Curian Dynamic Risk Advantage - Aggressive Fund
--------------------------------------------------------------------------------
                   Curian Dynamic Risk Advantage - Income Fund
--------------------------------------------------------------------------------

                                   SCHEDULE B
                             DATED DECEMBER 19, 2011
                                 (Compensation)

---------------------------------------------------------------------------------------------------
                                                                                ANNUAL RATE
                                                                             (BASED ON AVERAGE
                      FUND                                ASSETS          NET ASSETS OF EACH FUND)
---------------------------------------------------------------------------------------------------
Curian Tactical Advantage 35 Fund                  $0 to $50 million                .090%
                                                   $50 to $100 million              .060%
                                                   $100 to $750 million             .030%
                                                   Over $750 million                .015%
---------------------------------------------------------------------------------------------------
Curian Tactical Advantage 60 Fund                  $0 to $50 million                .090%
                                                   $50 to $100 million              .060%
                                                   $100 to $750 million             .030%
                                                   Over $750 million                .015%
---------------------------------------------------------------------------------------------------
Curian Tactical Advantage 75 Fund                  $0 to $50 million                .090%
                                                   $50 to $100 million              .060%
                                                   $100 to $750 million             .030%
                                                   Over $750 million                .015%
---------------------------------------------------------------------------------------------------
Curian Dynamic Risk Advantage - Diversified Fund   $0 to $100 million                .45%
                                                   $100 to $200 million              .35%
                                                   Over $200 million                 .25%
---------------------------------------------------------------------------------------------------
Curian Dynamic Risk Advantage - Aggressive Fund    $0 to $100 million                .45%
                                                   $100 to $200 million              .35%
                                                   Over $200 million                 .25%
---------------------------------------------------------------------------------------------------
Curian Dynamic Risk Advantage - Income Fund        $0 to $50 million                .090%
                                                   $50 to $100 million              .060%
                                                   $100 to $750 million             .030%
                                                   Over $750 million                .015%
---------------------------------------------------------------------------------------------------

                                   SCHEDULE C
                             DATED DECEMBER 19, 2011
                    (Designated Representatives of the Trust)

                  Name/Title                               Signature

*                                               *
------------------------------------------    ----------------------------------

*See the attached List of Authorized Persons

                                  SCHEDULE D-1
                             DATED DECEMBER 19, 2011
                    (Investment Model Implementation Process)

Investment Model Implementation Process for the following Funds:

1.    Curian Diversified Dynamic Risk Advantage Fund
2.    Curian Aggressive Dynamic Risk Advantage Fund
3.    Curian Income Dynamic Risk Advantage Fund

Investment Model Implementation Process:

Adviser has established proprietary quantitative trading algorithms (the "Investment Models") for the Funds listed above and the parameters for implementing such Investment Models (such as the universe of asset classes included and the rebalancing mechanisms). Adviser will also, from time to time, specify which instruments and securities are available to be used by the Sub-Adviser to obtain exposure to the asset classes in the weighting allocations indicated by the Investment Models; provided, however, that, in the case of the Curian Income Dynamic Risk Advantage Fund, the Adviser will provide the Sub-Adviser a list of exchange traded funds which may be purchased for such Fund based on the asset class allocations indicated by the Investment Model. Based on the results of the Investment Models, the specific investments permitted by the Adviser to be used and any other instructions provided by the Adviser, the Sub-Adviser will implement the Investment Models for each of the Funds. In addition, Sub-Adviser and Adviser will comply with trade allocation procedures that are mutually agreed upon by Sub-Adviser and Adviser.

Notwithstanding the foregoing, the underlying implementation of the active currency component of the Curian Diversified Dynamic Risk Advantage Fund is based on the Sub-Adviser's proprietary currency investment model.

                                  SCHEDULE D-2
                             DATED DECEMBER 19, 2011
                    (Investment Model Implementation Process)

Investment Model Implementation Process for the following Funds (each a "Fund" and collectively, the "Funds"):

1.    Curian Tactical Advantage 35 Fund
2.    Curian Tactical Advantage 60 Fund
3.    Curian Tactical Advantage 75 Fund

Investment Model Implementation Process:

Adviser shall, from time to time, provide the Sub-Adviser instructions for the investment of the Funds including (i) lists of specific exchange traded funds
(ETFs) or other  securities to be purchased by the Sub-Adviser for each Fund and
(ii) the allocation weightings for each such ETF or other security for each Fund. The Sub-Adviser will implement such instructions within a reasonable period of time after receiving them. In addition, Sub-Adviser and Adviser will comply with trade allocation procedures that are mutually agreed upon by Sub-Adviser and Adviser.

                                   SCHEDULE E
                             DATED DECEMBER 19, 2011

                  QUARTERLY CERTIFICATE OF CURIAN CAPITAL, LLC
                  --------------------------------------------

The undersigned, Curian Capital, LLC (the "Adviser"), in its role as the investment adviser for the Curian Variable Series Trust (the "Trust"), is providing this certification to Mellon Capital Management Corporation (the "Sub-Adviser"), acting as a sub-adviser to certain investment portfolios of the Trust (each, a "Fund" and collectively, the "Funds") pursuant to the Investment Sub-Advisory Agreement dated December 19, 2011 between the Adviser, the
Sub-Adviser and the Trust (the "Sub-Advisory Agreement") and acknowledges that the Sub-Adviser is entitled to rely upon it. Any capitalized term not defined herein or in the Sub-Advisory Agreement shall have the meaning ascribed to it in the applicable ISDA Master Agreement.

The Adviser certifies and confirms that each of the representations and warranties set forth below is true and correct as of the date noted below.

      1. No action has been taken by the SEC or state securities regulators to suspend or revoke any Fund's registration or which could result in the issuance of a stop order with respect to the applicable Registration Statement, and, no investigation or proceeding has been commenced by any regulatory authority that is reasonably likely to materially adversely affect such Fund's ability to perform its obligations under the ISDA Master Agreement or any Transaction.

      2. No actions have been taken or proposed by anyone (including any Fund's shareholders) to submit to a Fund's shareholders any change to (i) such Fund's classification under Section 5 of the 1940 Act, (ii) such Fund's Investment Guidelines or governing documents regarding the use of derivatives or (iii) any matter requiring the vote of such Fund's shareholders under Section 13 of the 1940 Act, in each case, which could reasonably be expected to materially adversely affect any ISDA Master Agreement or any Transaction.

Certification as of December 19, 2011

Curian Capital, LLC

By:
    --------------------------------------------
     Name: Michael A. Bell
     Title: President and Chief Executive Officer

                                       E-1